Exhibit 99.1

press release

For further information contact:
John Hatsopoulos, American DG Energy
Telephone: 781.622.1120

American DG Energy Reports Third Quarter Results

Waltham, MA — November 13, 2007 — American DG Energy Inc. (OTC.BB:ADGE), a leading On-Site Utility offering electricity, heat, hot water and cooling to hospitality, healthcare, housing and athletic facilities, reported that revenues increased to a record $1,626,512 in the third quarter of 2007 (Q3-07), compared with $841,191 in the third quarter of 2006 (Q3-06). GAAP diluted earnings per share (EPS) were $(0.01) in Q3-07 versus $(0.04) in Q3-06. GAAP operating income for Q3-07 was a loss of $(144,681), compared with a loss of $(946,699) in Q3-06.

Third Quarter Highlights:

•                  Revenues grew 93% over Q3-06

•                  Adjusted operating income was a gain of $16,760

•                  Gross margins expanded to 23% from  8%

“We are excited to report a great third quarter with our efforts to grow revenue and improve our margins”, said John N. Hatsopoulos, chief executive officer of American DG Energy. “Our adjusted operating income for the third quarter of 2007 was a gain of $16,760, after excluding depreciation expense of $88,311, and equity based compensation in accordance with SFAS 123R of $73,130. This favorably compares to our adjusted operating income for the third quarter of 2006 which was a loss of $243,339, excluding depreciation expense of $70,156 and equity based compensation in accordance with SFAS 123R of $633,204”.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted operating income which excludes depreciation expense and equity based compensation expense in accordance with SFAS 1234R. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

About American DG Energy

American DG Energy (OTC.BB: ADGE) supplies low-cost energy to its customers through distributed power generating systems. The company is committed to providing institutional, commercial, and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities — without any capital or start-up costs to the energy user. American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at: www.americandg.com

Forward-Looking Statements

The foregoing constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward- looking statements that involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC) which are on file with the SEC and available in the “Investors” section of our Website under the heading “SEC Filings.”  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if circumstances change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.  This does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes.